Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.358.3437
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2009

Revenue Increased 42% Compared to the First Quarter of 2008

Increase of Full Year Guidance for Revenues and Earnings

FOSTER CITY, CA – May 11, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the first quarter of 2009. Revenues for the quarter grew 42% to $15.1 million over the same period last year. SciClone reported net income of $0.1 million or $0.00 per share on a basic and diluted basis, compared to a net loss of $5.7 million, or $0.12 per share for the same period of last year.

“The continued strong revenue growth from ZADAXIN® during the first quarter allows us to increase our revenue and earnings guidance for the full year. We are off to an excellent start in 2009 with our strategy to manage the company as a profit-driven biopharmaceutical company with attractive upside through its late stage development assets. Executing on our cost-containing clinical development strategy and focused expense management contributed to these better than expected results. The completion of enrollment in the RP101 trial ahead of schedule underlines the quality of the work of our clinical group and brings us an important step closer to unblinding this trial,” said Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “We look forward to regular progress updates in the coming quarters on our milestones, including profitability in 2009, in-licensing efforts, and to reporting results from our clinical trials.”

Financial Results

For the first quarter of 2009, product revenues from the sale of ZADAXIN were $15.1 million, an increase of 42% compared to revenues of $10.6 million for the same period in the prior year. The increase in product revenues for the first quarter of 2009 was primarily attributable to an increase in the quantity of ZADAXIN sold to China.

Research and development expenses for the first quarter of 2009 totaled $5.0 million, compared with $7.5 million for the same period in the prior year. The decrease mainly relates to higher expenses in the first quarter of 2008 for SciClone’s ongoing Phase 2 clinical trial of RP101 for the treatment of pancreatic cancer, including a $1.3 million milestone payment paid upon initiation of the phase 2 trial, and $1.9 million for manufacturing and scale up of drug substance and purchase of gemcitabine, the current standard of care and a companion drug to RP101 in the Company’s clinical trial. These first quarter 2008 expenses were partially offset by an increase in clinical trial expenses during the first quarter of 2009 related to the fast enrollment in our RP101 clinical trial and ongoing enrollment in our SCV-07 oral mucositis clinical trial.

Sales and marketing expenses for the first quarter of 2009 were $4.2 million, compared with $3.9 million for the same period in the prior year. The increase in sales and marketing expenses in 2009 was primarily due to increases in marketing activities related to expanding sales efforts for our lead product ZADAXIN in China.

General and administrative expenses for the first quarter of 2009 were held flat at $3.0 million compared with the same period in the prior year.

Net income for the first quarter of 2009 totaled $0.1 million, or $0.00 per share, compared with a net loss of $5.7 million or $0.12 per share for the same period in the prior year.

The first quarter 2009 expenses include $0.4 million of non-cash stock-based compensation charges, compared to $0.5 million for the same period of last year. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $0.5 million or $0.01 per share on a basic and diluted basis, compared with a net loss of $5.2 million or $0.11 per share for the same period in the prior year.

Cash, cash equivalents, investments and restricted investments totaled $24.1 million at March 31, 2009, compared with $29.7 million at December 31, 2008. SciClone also has a $6 million line of credit, which may be used to provide additional working capital to support the Company’s continuing growth.

Corporate Milestones

In March 2009, SciClone announced that it had completed enrollment ahead of schedule in the Phase 2 clinical trial of RP101 in patients with pancreatic cancer.

In addition, SciClone expects to achieve the following significant milestones during the remainder of 2009 and early 2010:

•	Achieve continued strong revenue growth and full year profitability in 2009;

•

Complete enrollment in the Phase 2 trial of SCV-07 for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancer of the head and neck in the second half of 2009;

•	Obtain approval for DC Bead in China in 2009;

•	Report initial results from the phase 2 trial of RP101 in pancreatic cancer in the first half of 2010;

•	Report initial results from the phase 2 trial of SCV-07 in severe oral mucositis in the first half of 2010; and

•	Establish a partnership for our Phase 3-ready thymalfasin product candidate in stage IV melanoma.

Financial Outlook for 2009

SciClone is updating its financial guidance for 2009. SciClone anticipates revenues of between $65 and $67 million, an increase of approximately 20% to 24% over 2008. SciClone anticipates earnings per share for the full year to be between $0.05 and $0.07. SciClone’s cash, cash equivalents, investments and restricted investments at December 31, 2009, are projected to be between $20 and $22 million.

First Quarter 2009 Results Conference Call

SciClone will hold a conference call today at 1:30 pm PT (4:30 pm ET) to discuss the first quarter of 2009 financial results and to provide a business and product update for 2009. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	877-627-6544 (U.S./Canada)
719-325-4858 (International)
REPLAY:	888-203-1112 (U.S./Canada)
719-457-0820 (International)
Passcode: 7704836
(Replay available from Monday, May 11, 2009, at 8:00 pm ET until 11:59 pm ET on Monday, June 8, 2009)

Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The conference call will contain forward-looking statements. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone is not responsible for providing updated information except as required by law.

Non-GAAP Financial Measures

SciClone provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income. In preparing our non-GAAP information, we have excluded, where applicable, the impact of share-based compensation (a non-cash charge). Because of the non-cash nature of these charges, we believe that excluding them provides both management and investors with additional insight into our current operations, the trends affecting SciClone and SciClone’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate SciClone’s operating activities with SciClone’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude share-based compensation expense for these periods. These measures should only be used to evaluate SciClone’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of SciClone’s ongoing performance as a business. SciClone uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven, global biopharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on achieving international sales growth, a cost-containing clinical development strategy and expense management. ZADAXIN is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of phase 2 and 3 drug candidates includes thymalfasin for stage IV melanoma, for which SciClone has reached agreement with the FDA on the design of a phase 3 trial; RP101 in a phase 2 trial for the treatment of pancreatic cancer; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; phase 2 trial of SCV-07 for the treatment of HCV; and, awaiting approval in China, DC Bead™ for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include our ability to achieve our product revenue goals which may be affected by economic conditions, competition, regulatory restrictions and other matters, developments with respect to our clinical programs, the performance of our partners, vendors and other third parties with which we do business, our future cash requirements, and other matters. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Product sales	$15,069,000	$10,634,000
Cost of product sales	2,544,000	1,967,000

Gross margin	12,525,000	8,667,000
Operating expenses:
Research and development	4,965,000	7,422,000
Related party research and development	29,000	127,000
Sales and marketing	4,228,000	3,948,000
General and administrative	3,040,000	3,021,000

Total operating expenses	12,262,000	14,518,000

Income (loss) from operations	263,000	(5,851,000)
Interest and investment income	65,000	261,000
Interest and investment expense	(49,000)	—
Other (expense) income, net	(23,000)	37,000

Income (loss) before provision for income tax	256,000	(5,553,000)
Provision for income tax	160,000	106,000

Net income (loss)	$96,000	$(5,659,000)

Basic net income (loss) per share	$0.00	$(0.12)
Diluted net income (loss) per share	$0.00	$(0.12)
Weighted average shares used in computing
Basic net income (loss) per share	46,219,562	46,190,046
Diluted net income (loss) per share	46,234,942	46,190,046

SELECTED BALANCE SHEET DATA

	March 31, 2009	December 31, 2008
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$22,078,000	$27,673,000
Short-term investments	94,000	169,000
Accounts receivable	17,158,000	11,927,000
Inventories	5,808,000	6,056,000
Long-term investments	1,962,000	1,873,000
Total assets	51,013,000	51,905,000
Total current liabilities	8,806,000	10,223,000
Total Shareholders’ equity	41,300,000	40,903,000

CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net income (loss) - GAAP basis	$96,000	$(5,659,000)
Non-GAAP adjustments:
Stock-based compensation expense	357,000	497,000

Total non-GAAP adjustments	357,000	497,000

Net income (loss)- Non-GAAP basis	$453,000	$(5,162,000)

Basic net income (loss) per share
Non-GAAP basis	$0.01	$(0.11)
Diluted net income (loss) per share
Non-GAAP basis	$0.01	$(0.11)
Non-GAAP adjustments:
Sales and marketing	$133,000	$194,000
Research and development	55,000	54,000
General and administrative	169,000	249,000

Total non-GAAP adjustments	$357,000	$497,000